Exhibit 99.1

101 JFK Parkway, Short Hills, NJ 07078
news release
Contact: Marianne Wade (973) 924-5100
investorrelations@investorsbank.com

Investors Bank Early Adopts ASU 2019-04

Short Hills, N.J. - (PRNewswire) - June 19, 2019 - Investors Bancorp, Inc. (NASDAQ: ISBC) (“Company”) announced that on June 13 it early adopted ASU 2019-04, “Codification Improvements to Topic 326, Financial Instruments-Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments”. As part of the adoption, the Company reclassified approximately $400 million of debt securities held-to-maturity to debt securities available-for-sale. The Company subsequently sold approximately $405 million of debt securities available-for-sale at an estimated non-recurring after tax loss of approximately $4 million to be recognized in the second quarter of 2019. Proceeds from the sale were reinvested in debt securities yielding on average 79 basis points higher than the securities sold. In addition, the Company modified $350 million of borrowings. The modification resulted in interest cost savings of 45 basis points, net of modification costs. The Company expects the securities and modification of debt transactions will yield a tangible book value earn back of approximately one year.

About the Company
Investors Bancorp, Inc. is the holding company for Investors Bank, which as of March 31, 2019 operated from its corporate headquarters in Short Hills, New Jersey with approximately $26.55 billion in assets and 147 branches located throughout New Jersey and New York.

Forward Looking Statements
Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks and uncertainties, as described in the “Risk Factors” disclosures included in our Annual Report on Form 10-K, as supplemented in quarterly reports on Form 10-Q, including, but not limited to, those related to the real estate and economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions that may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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